EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
Bradley T. Howes
Director of Investor Relations
(248) 312-2000

Flagstar Reports Third Quarter 2013 Net Income of $12.8 million or $0.16 per Diluted Share

Results demonstrate the Company’s continued progress reducing risk, improving credit performance and disposing of legacy assets

Non-performing loans declined by 46 percent, TDRs decreased by 21 percent, while allowance coverage ratio increased to 153 percent

Purchase mortgage originations increased 17 percent, reflecting industry shift to more purchase-driven market

Executing initiatives to optimize cost structure; non-interest expense decreased by $16 million during quarter, with further savings anticipated

TROY, Mich. (October 22, 2013) - Flagstar Bancorp, Inc. (NYSE:FBC) ("the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported third quarter 2013 net income applicable to common stockholders of $12.8 million, or $0.16 per share (diluted), as compared to $65.8 million, or $1.10 per share (diluted), in the second quarter 2013 and $79.7 million, or $1.36 per share (diluted), in the third quarter 2012. Book value per common share increased to $17.96 at September 30, 2013, as compared to $17.66 at June 30, 2013.

"As expected, mortgage-related revenues were lower this quarter, with higher interest rates driving a significant decline in refinance volume," said Sandro DiNello, the Company's President and Chief Executive Officer. "The 17 percent increase in purchase mortgage originations, along with improved credit performance and decreased fixed and variable expenses, helped to partially offset the reduction in refinance activity."

DiNello continued, "Mortgage banking continues to be a key component of Flagstar’s overall strategy, and we are adapting to a shift in the mortgage industry from a primarily refinance-driven market to a purchase market by further reducing our cost structure and focusing our efforts on appropriate growth opportunities. We also have worked to reduce various risks in the organization. At the same time, we increased our capital and liquidity position, and improved our reserve coverage, to provide Flagstar with the ability to capitalize on growth opportunities and deliver improved shareholder returns despite a weaker mortgage environment."

"Our third quarter results demonstrate significant progress in our ongoing efforts to optimize Flagstar’s cost structure, improve the Company’s risk profile and dispose of legacy assets," said Lee Smith, the Company’s Chief Operating Officer. "During the third quarter, we executed a series of company-wide expense cutting initiatives, leading to a reduction in non-interest expense by almost $16 million from the prior quarter. We sold approximately $167 million (unpaid principle balance) of non-performing loans and troubled debt restructurings, which significantly improved asset quality ratios and contributed to lower credit costs. Total non-performing loans decreased to the lowest level since 2007, and our allowance increased to over 150 percent coverage of non-performing loans."

Smith added, "We have made great progress in addressing Flagstar’s legacy issues and believe our actions have significantly improved the Company’s financial performance and have placed Flagstar in a position to drive diversified and sustainable long-term revenue growth. We are also working to create a sub-servicing platform which we believe will give us the ability to further diversify and increase revenues in the future."

Third Quarter 2013 Highlights:

•
Net income applicable to common stockholders decreased to $12.8 million, as compared to $65.8 million in the prior quarter (which included the benefit of $44.1 million in income arising from the settlement agreements).

◦	Gain on loan sales decreased by $69.7 million from the prior quarter.

◦	Net interest income decreased by $4.4 million from the prior quarter.

◦	Total credit-related costs decreased by $59.7 million from the prior quarter.

◦	Non-interest expense decreased by $15.9 million from the prior quarter.

•	Book value per common share increased to $17.96, compared to $17.66 in the prior quarter.

•	Tier 1 leverage ratio increased by 98 basis points from the prior quarter to 11.98 percent.

•	Total mortgage originations decreased by 28.9 percent from the prior quarter to $7.7 billion, driven by a decline in refinance mortgage originations.

◦	Purchase mortgage originations increased by 17.0 percent from the prior quarter, partially offsetting the decline in refinance mortgage originations.

•	Credit performance continued to improve:

◦
Sold $167.2 million in unpaid principal balance of residential first mortgage non-performing loans and total troubled debt restructuring loans ("TDRs"), resulting in a net gain (after broker fees) of $1.6 million.

◦	Total non-performing loans decreased by 46.2 percent to $138.8 million.

◦	Total TDRs decreased by 20.9 percent to $432.7 million, of which $387.9 million were performing.

◦	Ratio of allowance for loan losses to non-performing loans held-for-investment increased to 152.6 percent.

◦	Net charge-offs decreased to $40.1 million, as compared to $78.6 million in the prior quarter.

Net Interest Income

Third quarter 2013 net interest income decreased to $42.7 million, as compared to $47.1 million for the second quarter 2013 and $73.1 million for the third quarter 2012. The decrease from the prior quarter is in-line with expectations and largely due to a decrease in the average balance of interest-earning assets, primarily within the residential first mortgage loan (both available-for-sale and held-for-investment) and warehouse loan portfolios. These decreases in average balances were partially offset by an increase in the yield earned on residential first mortgage loans held-for-sale and an improvement in the Bank's deposit mix. Net interest margin for the Bank decreased to 1.68 percent for third quarter 2013, as compared to 1.72 percent for the second quarter 2013 and 2.21 percent for the third quarter 2012.

The average cost of funds for the third quarter 2013 was 1.58 percent, unchanged from the second quarter 2013 and decreased from 1.73 percent for the third quarter 2012. While the average cost of funds was flat from the prior quarter, the average cost of total deposits decreased to 0.67 percent for the third quarter 2013, as compared to 0.75 percent for the second quarter 2013 and 1.02 percent for the third quarter 2012. The decrease from the prior quarter was driven primarily by a reduction in higher-cost retail certificates of deposit and a decrease in the average rate paid on retail savings accounts.

Non-interest Income

Third quarter 2013 non-interest income decreased to $134.3 million, as compared to $220.0 million for the second quarter 2013 and $273.7 million for the third quarter 2012. The decrease from the prior quarter was driven by a decrease in net gain on loan sales, partially offset by a decrease in representation and warranty provision - change in estimate (discussed in Credit-Related Costs and Asset Quality, below). The Company's non-interest income in the prior quarter included $36.8 million of the $44.1 in total income related to settlement agreements with Assured and MBIA.

Third quarter 2013 net gain on loan sales decreased to $75.1 million, as compared to $144.8 million for the second quarter 2013 and $334.4 million for the third quarter 2012. The decrease from the prior quarter reflects both a lower level of mortgage rate lock commitments (given the rising interest rate environment) and a decrease in gain on loan sale margin. Fallout adjusted mortgage rate lock commitments were $6.6 billion for the third quarter 2013, a 32.9 percent decrease from the prior quarter.

Mortgage originations also decreased to $7.7 billion for the third quarter 2013, as compared to $10.9 billion for second quarter 2013 and $14.5 billion for the third quarter 2012. The decrease from the prior quarter was driven by a decline in refinance originations, consistent with the increase in mortgage interest rate levels as compared to prior quarter. The decrease in refinance originations was partially offset by an increase in purchase mortgage originations, which increased by 17.0 percent from the prior quarter. Purchase originations comprised 47.6 percent of the Company's overall residential first mortgage originations in the third quarter 2013, an increase from 28.9 percent in the prior quarter, consistent with the industry shift to a more purchase-driven market.

Gain on loan sale margin (based on the amount of rate lock commitments net of estimated cancellations, or "fallout-adjusted locks") decreased to 1.14 percent for the third quarter 2013, as compared to 1.47 percent for the second quarter 2013 and 2.39 percent for the third quarter 2012. The decrease from the prior quarter was driven by a number of factors, principally due to lower hedge performance.

Loan fees and charges decreased to $20.9 million for the third quarter 2013, as compared to $29.9 million for the second quarter 2013 and $37.4 million for the third quarter 2012. Loan fees and charges are driven by mortgage loan originations, and the decline from the prior quarter was consistent with the decline in mortgage originations during the third quarter 2013.

Net servicing revenue, which is the combination of loan administration income (including the off-balance sheet hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), was $30.4 million for the third quarter 2013, as compared to $36.2 million for the second quarter 2013 and $11.3 million for the third quarter 2012. The decrease from the prior quarter was primarily attributable to higher income in the second quarter 2013 resulting from bulk sales of mortgage servicing rights. There were no bulk sales of mortgage servicing rights during the third quarter 2013.
Non-interest Expense

Non-interest expense was $158.4 million for the third quarter 2013, as compared to $174.4 million for the second quarter 2013 and $233.5 million for the third quarter 2012. Excluding asset resolution expense (discussed in Credit-Related Costs and Asset Quality, below), non-interest expense would have totaled $142.1 million for the third quarter 2013, as compared to $158.5 million for the second quarter 2013 and $221.0 million for the third quarter 2012. The decrease from the prior quarter reflected lower variable expenses related to the decrease in mortgage originations from the prior quarter, as well as reduced fixed costs as a result of the Company's ongoing initiatives to optimize its cost structure in light of the changing mortgage origination market.

Compensation and benefits decreased to $61.6 million for the third quarter 2013, as compared to $70.9 million for the second quarter 2013 and $67.4 million for the third quarter 2012. The decrease from the prior quarter was driven by a reduction in annual incentive compensation and a decrease in both headcount and contract employees, both consistent with the Company's ongoing efforts to optimize its cost structure and manage expenses more in line with revenues. Full-time equivalent employees plus loan officers and account executives decreased by 331 from the prior quarter, and the number of long-term subcontract employees decreased by 155 from the prior quarter.

Commission expense decreased to $12.1 million for the third quarter 2013, as compared to $15.4 million for the second quarter 2013 and $19.9 million for the third quarter 2012. Loan processing expense also decreased to $10.9 million for the third quarter 2013, as compared to $15.4 million for the second quarter 2013 and $15.7 million for the third quarter 2012. Commissions and loan processing expense are both related to mortgage originations, and the decreases were consistent with the decrease in mortgage originations during the third quarter 2013.

Third quarter 2013 occupancy and equipment expense decreased to $18.6 million, as compared to $22.2 million for the second quarter 2013 and $18.8 million for the third quarter 2012. The decrease from the prior quarter was primarily due to a reduction in capitalized projects, as a result of the Company's ongoing cost reduction initiatives.

Third quarter 2013 legal and professional expenses increased to $19.6 million, as compared to $16.4 million for the second quarter 2013, and decreased from $57.2 million for the third quarter 2012. The prior quarter included a $10.0 million release of reserves for pending and threatened litigation associated with the settlement agreements with Assured and MBIA. Excluding the $10.0 million release of reserves in the prior quarter, legal and professional expenses would have decreased by $6.8 million from the prior quarter, driven largely by a reduction in third party legal expenses as a result of the resolution of the Assured and MBIA litigation, as well as and lower expenses related to the Company's vendor management and procurement initiatives.

Credit-Related Costs and Asset Quality

For the third quarter 2013, total credit-related costs (see non-GAAP reconciliation) decreased to $25.6 million, as compared to $85.2 million for the second quarter 2013 and $189.7 million for the third quarter 2012. The decrease from the prior quarter was primarily driven by decreases in the provision for loan losses and the representation and warranty reserve - change in estimate.

At September 30, 2013, the Company's allowance for loan losses decreased to $207.0 million, as compared to $243.0 million at June 30, 2013 and $305.0 million at September 30, 2012. The decrease from the prior quarter was primarily the result of a release of reserves associated with the non-performing loans and TDRs sold during the quarter, as well as decreased reserves from normal loan run-off. At September 30, 2013, the ratio of the allowance for loan losses to non-performing loans held-for-investment increased to 152.6 percent, as compared to 94.2 percent at June 30, 2013 and 76.5 percent at September 30, 2012.

Net charge-offs for the third quarter were $40.1 million, a decrease of $38.5 million as compared to $78.6 million for the prior quarter, and a slight increase from $34.6 million for the third quarter 2012. Provision for loan losses decreased to $4.1 million for the third quarter 2013, as compared to $31.6 million for the prior quarter and $52.6 million for the third quarter 2012. The decrease from the prior quarter reflects the lower level of allowance for loan losses and the decrease in net charge-offs.

Total non-performing loans held-for-investment were $138.8 million at September 30, 2013, a decrease as compared to $257.9 million at June 30, 2013 and $398.9 million at September 30, 2012. The decrease from the prior quarter was driven by lower consumer non-performing loans reflecting the sales completed during the quarter, as well as lower commercial non-performing loans driven by discounted pay-offs and note sales. The ratio of non-

performing loans held-for-investment to loans held-for-investment also decreased to 3.46 percent at September 30, 2013, from 5.74 percent at June 30, 2013 and 6.09 percent at September 30, 2012.

Real estate-owned and other non-performing assets decreased to $66.5 million at September 30, 2013, as compared to $86.4 million at June 30, 2013 and $119.5 million at September 30, 2012. The decrease from the prior quarter was driven by sales of commercial real estate-owned properties and normal run-off in the consumer real estate-owned portfolio.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of losses that may occur on both loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily with the GSEs. At September 30, 2013, the representation and warranty reserve was $174.0 million, as compared to $185.0 million at June 30, 2013 and $202.0 million at September 30, 2012. The decrease from the prior quarter was consistent with a $14.1 million decrease in net charge-offs of loan repurchases from the prior quarter. As a result, provisions related to the representation and warranty reserve - change in estimate decreased to $5.2 million for the third quarter 2013, as compared to $28.9 million for the second quarter 2013 and $124.5 million for the third quarter 2012.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with HUD) was $16.3 million for the third quarter 2013, relatively flat as compared to $15.9 million for the second quarter 2013 and increased from $12.5 million for the third quarter 2012.

Balance Sheet and Funding

Total assets decreased to $11.8 billion at September 30, 2013, as compared to $12.7 billion at June 30, 2013, driven primarily by decreases in the Company's loan portfolios, as a result of reduced mortgage production and the sales of non-performing loans and TDRs. These decreases were partially offset by a $402.5 million increase in investment securities available-for-sale, as the Company invested a portion of its excess cash.

Loans repurchased with government guarantees decreased to $1.2 billion at September 30, 2013, as compared to $1.5 billion at June 30, 2013 and $1.9 billion at September 30, 2012. This portfolio represents delinquent loans which have been repurchased from Ginnie Mae pools that are insured or guaranteed by the Federal Housing Administration. The balance of this portfolio has continued to decrease, driven primarily by normal pay-downs, re-sales and accelerated dispositions.

Total deposits decreased to $6.6 billion at September 30, 2013, as compared to $7.5 billion at June 30, 2013, due to lower funding needs resulting from a reduction in mortgage originations. This decrease was primarily driven by a reduction in higher-cost retail certificates of deposit.

At September 30, 2013, the Company had $2.6 billion of cash on hand and interest-earning deposits, as compared to $2.7 billion at June 30, 2013. The Bank maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At September 30, 2013, the Bank had medium-term outstanding borrowings from the FHLB of $2.9 billion and an additional $0.4 billion of collateralized borrowing capacity available at the FHLB.

Capital

The Bank's regulatory capital ratios remain above current regulatory quantitative guidelines for "well-capitalized" institutions. At September 30, 2013, the Bank had a Tier 1 leverage ratio of 11.98 percent, as compared to 11.00 percent at June 30, 2013. At September 30, 2013, the Company had an equity-to-assets ratio of 10.78 percent.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Wednesday, October 23, 2013 from 11 a.m. until Noon (Eastern).

It is preferred that questions are emailed in advance to investors@flagstar.com, or they may be asked during the conference call.

To join the call, please dial (800) 768-6563 toll free or (785) 830-7991, and use passcode: 9201691. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode: 9201691.

The conference call will also be available as a live audio cast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation to accompany the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. ("Flagstar") is the holding company for Flagstar Bank, FSB, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $11.8 billion in total assets at September 30, 2013, Flagstar is the largest bank headquartered in Michigan. Flagstar operates 111 banking centers, all of which are located in Michigan and 45 home lending centers located in 19 states, which primarily originate one-to-four family residential first mortgage loans. Originating loans nationwide, Flagstar is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, the Company's strategy for outsourcing its non-core default servicing business and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Form 10-K and Forms 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Supervisory Agreement with the Board of Governors of the Federal Reserve System and the Consent Order with the Office of the Comptroller of the Currency. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Assets	(Unaudited)	(Unaudited)		(Unaudited)
Cash and cash equivalents
Cash and cash items	$68,228	$51,252	$38,070	$53,883
Interest-earning deposits	2,482,882	2,653,191	914,723	949,514
Total cash and cash equivalents	2,551,110	2,704,443	952,793	1,003,397
Trading securities	50,053	50,039	170,086	170,073
Investment securities available-for-sale	495,423	92,930	184,445	198,861
Loans held-for-sale	1,879,290	2,331,458	3,939,720	3,251,936
Loans repurchased with government guarantees	1,231,765	1,509,365	1,841,342	1,931,163
Loans, net
Loans held-for-investment	4,013,507	4,491,153	5,438,101	6,552,399
Less: allowance for loan losses	(207,000)	(243,000)	(305,000)	(305,000)
Total loans held-for-investment, net	3,806,507	4,248,153	5,133,101	6,247,399
Mortgage servicing rights	797,029	729,019	710,791	686,799
Repossessed assets, net	66,530	86,382	120,732	119,468
Federal Home Loan Bank stock	301,737	301,737	301,737	301,737
Premises and equipment, net	229,117	227,771	219,059	211,981
Other assets	399,254	453,720	508,206	776,408
Total assets	$11,807,815	$12,735,017	$14,082,012	$14,899,222
Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$1,002,472	$1,182,204	$1,309,649	$2,504,873
Interest bearing	5,646,813	6,287,863	6,984,646	6,984,296
Total deposits	6,649,285	7,470,067	8,294,295	9,489,169
Federal Home Loan Bank advances	2,907,598	2,900,000	3,180,000	3,088,000
Long-term debt	360,389	367,415	247,435	248,560
Representation and warranty reserve	174,000	185,000	193,000	202,000
Other liabilities	444,188	558,800	1,007,920	620,894
Total liabilities	10,535,460	11,481,282	12,922,650	13,648,623
Stockholders' Equity
Preferred stock	264,726	263,277	260,390	258,973
Common stock	561	561	559	558
Additional paid in capital	1,478,391	1,477,484	1,476,569	1,475,380
Accumulated other comprehensive income (loss)	4,429	988	(1,658)	(2,042)
Accumulated deficit	(475,752)	(488,575)	(576,498)	(482,270)
Total stockholders' equity	1,272,355	1,253,735	1,159,362	1,250,599
Total liabilities and stockholders' equity	$11,807,815	$12,735,017	$14,082,012	$14,899,222

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans	$75,633	$81,731	$114,158	$249,312	$343,677
Investment securities available-for-sale or trading	1,465	1,838	4,912	5,397	20,333
Interest-earning deposits and other	1,709	1,489	672	4,145	1,546
Total interest income	78,807	85,058	119,742	258,854	365,556
Interest Expense
Deposits	10,023	12,148	17,819	35,680	55,126
Federal Home Loan Bank advances	24,434	24,171	27,091	72,766	81,870
Other	1,665	1,643	1,753	4,960	5,270
Total interest expense	36,122	37,962	46,663	113,406	142,266
Net interest income	42,685	47,096	73,079	145,448	223,290
Provision for loan losses	4,053	31,563	52,595	56,030	225,696
Net interest income (expense) after provision for loan losses	38,632	15,533	20,484	89,418	(2,406)
Non-Interest Income
Loan fees and charges	20,876	29,916	37,359	84,152	102,116
Deposit fees and charges	5,410	5,193	5,255	15,749	15,216
Loan administration	30,434	36,157	11,099	86,947	74,997
Gain (loss) on trading securities	13	21	237	85	(2,023)
Net gain on loan sales	75,073	144,791	334,427	357,404	751,945
Net transactions costs on sales of mortgage servicing rights	(1,763)	(4,264)	(1,332)	(10,246)	(4,631)
Net gain on investment securities available-for-sale	—	—	2,616	—	2,946
Total other-than-temporary impairment (loss) gain	—	(8,789)	—	(8,789)	2,810
Gain (loss) recognized in other comprehensive income before taxes	—	—	—	—	(5,002)
Net impairment losses recognized in earnings	—	(8,789)	—	(8,789)	(2,192)
Representation and warranty reserve - change in estimate	(5,205)	(28,940)	(124,492)	(51,541)	(231,058)
Other non-interest income	9,458	45,874	8,568	65,437	28,132
Total non-interest income	134,296	219,959	273,737	539,198	735,448
Non-Interest Expense
Compensation and benefits	61,552	70,935	67,386	209,696	198,776
Commissions	12,099	15,402	19,888	44,962	53,193
Occupancy and equipment	18,644	22,198	18,833	60,218	54,490
Asset resolution	16,295	15,921	12,487	48,661	70,108
Federal deposit insurance premiums	7,910	7,791	12,643	26,941	37,071
Loss on extinguishment of debt	—	—	15,246	—	15,246
Loan processing expense	10,890	15,389	15,662	43,390	37,480
Legal and professional expense	19,593	16,390	57,209	64,822	87,110
Other non-interest expense	11,453	10,371	14,137	30,732	38,261
Total non-interest expense	158,436	174,397	233,491	529,422	591,735

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Income before federal income taxes	14,492	61,095	60,730	99,194	141,307
(Benefit) provision for federal income taxes	220	(6,108)	(20,380)	(5,888)	(19,880)
Net income	14,272	67,203	81,110	105,082	161,187
Preferred stock dividend/accretion	(1,449)	(1,449)	(1,417)	(4,336)	(4,241)
Net income applicable to common stockholders	$12,823	$65,754	$79,693	$100,746	$156,946
Income per share
Basic	$0.16	$1.11	$1.37	$1.61	$2.63
Diluted	$0.16	$1.10	$1.36	$1.59	$2.61

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Return on average assets	0.42%	2.03%	2.10%	1.03%	1.43%
Return on average equity	4.05%	21.23%	25.78%	10.95%	18.04%
Efficiency ratio	89.5%	65.3%	67.3%	77.3%	61.7%
Efficiency ratio (credit-adjusted) (1)	78.0%	53.5%	46.9%	65.3%	43.8%
Equity-to-assets ratio (average for the period)	10.26%	9.56%	8.16%	9.44%	7.93%
Mortgage loans originated (2)	$7,737,143	$10,882,129	$14,513,635	$31,042,635	$38,230,061
Other loans originated	$93,347	$67,763	$165,668	$235,850	$640,697
Mortgage loans sold and securitized	$8,344,737	$11,123,821	$13,876,626	$32,291,437	$37,483,736
Interest rate spread - bank only (3)	1.42%	1.46%	1.84%	1.51%	2.02%
Net interest margin - bank only (4)	1.68%	1.72%	2.21%	1.77%	2.33%
Interest rate spread - consolidated (3)	1.39%	1.43%	1.81%	1.48%	2.00%
Net interest margin - consolidated (4)	1.62%	1.66%	2.16%	1.71%	2.28%
Average common shares outstanding	56,096,376	56,053,922	55,801,692	56,041,844	55,735,095
Average fully diluted shares outstanding	56,541,089	56,419,163	56,233,165	56,458,898	56,083,757
Average interest-earning assets	$10,564,417	$11,311,945	$13,476,917	$11,311,033	$13,021,941
Average interest paying liabilities	$9,054,952	$9,642,543	$10,737,734	$9,673,571	$10,943,347
Average stockholder's equity	$1,266,267	$1,238,787	$1,236,411	$1,226,683	$1,160,031
Charge-offs to average LHFI (5)	3.96%	6.96%	2.12%	4.60%	4.83%
Charge-offs, to average LHFI adjusted (5)(6)	1.30%	3.56%	2.12%	2.65%	4.83%

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Equity-to-assets ratio	10.78%	9.84%	8.23%	8.39%
Book value per common share	$17.96	$17.66	$16.12	$17.76
Number of common shares outstanding	56,114,572	56,077,528	55,863,053	55,828,470
Mortgage loans serviced for others	$74,200,317	$68,320,534	$76,821,222	$82,414,799
Weighted average service fee (basis points)	29.3	29.5	29.2	30.1
Capitalized value of mortgage servicing rights	1.07%	1.07%	0.93%	0.83%
Ratio of allowance for loan losses to non-performing LHFI (7)	152.6%	94.2%	76.3%	76.5%
Ratio of allowance for loan losses to LHFI (5) (7)	5.50%	5.75%	5.61%	4.65%
Ratio of non-performing assets to total assets (bank only)	1.74%	2.71%	3.70%	3.48%
Number of bank branches	111	111	111	111
Number of loan origination centers	45	40	31	31
Number of FTE employees (excluding loan officers and account executives)	3,069	3,418	3,328	3,240
Number of loan officers and account executives	359	341	334	336

(1)	See Non-GAAP reconciliation.

(2)	Includes residential first mortgage and second mortgage loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(4)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(5)	Excludes loans carried under the fair value option.

(6)
Excludes charge-offs of $26.8 million and $38.3 million related to the sale of non-performing loans and TDRs, during the three months ended September 30, 2013 and June 30, 2013, respectively, and $65.1 million during the nine months ended September 30, 2013.

(7)	Only includes non-performing loans held-for-investment.

Regulatory Capital
(Dollars in thousands)
(Unaudited)

	September 30, 2013		June 30, 2013		December 31, 2012		September 30, 2012
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,402,423	11.98%	$1,390,582	11.00%	$1,295,841	9.26%	$1,379,701	9.31%
Total adjusted tangible asset base	$11,708,635		$12,646,776		$13,999,636		$14,819,100
Tier 1 capital (to risk weighted assets) (1)	$1,402,423	26.57%	$1,390,582	23.73%	$1,295,841	15.90%	$1,379,701	16.31%
Total capital (to risk weighted assets) (1)	1,470,060	27.85%	1,465,860	25.01%	1,400,126	17.18%	1,487,851	17.58%
Risk weighted asset base	$5,278,254		$5,861,221		$8,146,771		$8,461,130

(1)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

Loan Originations (Dollars in thousands) (Unaudited)
	Three Months Ended
	September 30, 2013		June 30, 2013		September 30, 2012
Consumer loans
Mortgage (1)	$7,737,142	98.8%	$10,882,129	99.4%	$14,513,635	98.8%
Other consumer (2)	24,811	0.3%	11,659	0.1%	8,489	0.1%
Total consumer loans	7,761,953	99.1%	10,893,788	99.5%	14,522,124	98.9%
Commercial loans (3)	68,537	0.9%	56,104	0.5%	157,179	1.1%
Total loan originations	$7,830,490	100.0%	$10,949,892	100.0%	$14,679,303	100.0%

	Nine Months Ended
	September 30, 2013		September 30, 2012
Consumer loans
Mortgage (1)	$31,042,635	99.3%	$38,230,061	98.3%
Other consumer (2)	45,023	0.1%	19,469	0.1%
Total consumer loans	31,087,658	99.4%	38,249,530	98.4%
Commercial loans (3)	190,827	0.6%	621,228	1.6%
Total loan originations	$31,278,485	100.0%	$38,870,758	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	September 30, 2013		June 30, 2013		December 31, 2012		September 30, 2012
Consumer loans
Residential first mortgage	$2,478,599	61.8%	$2,627,979	58.5%	$3,009,251	55.3%	$3,086,096	47.1%
Second mortgage	174,383	4.3%	180,802	4.0%	114,885	2.1%	122,286	1.9%
Warehouse lending	390,348	9.7%	676,454	15.1%	1,347,727	24.8%	1,307,292	20.0%
HELOC	307,552	7.7%	321,576	7.2%	179,447	3.3%	192,117	2.9%
Other	39,043	1.0%	42,293	0.9%	49,611	0.9%	53,188	0.8%
Total consumer loans	3,389,925	84.5%	3,849,104	85.7%	4,700,921	86.4%	4,760,979	72.7%
Commercial loans
Commercial real estate	420,879	10.4%	476,500	10.6%	640,315	11.8%	1,005,498	15.3%
Commercial and industrial	187,639	4.7%	160,259	3.6%	90,565	1.7%	597,273	9.1%
Commercial lease financing	15,064	0.4%	5,290	0.1%	6,300	0.1%	188,649	2.9%
Total commercial loans	623,582	15.5%	642,049	14.3%	737,180	13.6%	1,791,420	27.3%
Total loans held-for-investment	$4,013,507	100.0%	$4,491,153	100.0%	$5,438,101	100.0%	$6,552,399	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Beginning balance	$243,000	$290,000	$287,000	$305,000	$318,000
Provision for loan losses	4,053	31,563	52,595	56,030	225,696
Charge-offs
Consumer loans
Residential first mortgage	(34,666)	(63,099)	(23,999)	(123,456)	(142,001)
Second mortgage	(1,534)	(2,033)	(3,990)	(5,522)	(13,330)
Warehouse lending	(45)	—	—	(45)	—
HELOC	(872)	(812)	(1,483)	(3,745)	(12,159)
Other	(1,341)	(587)	(892)	(2,627)	(2,810)
Total consumer loans	(38,458)	(66,531)	(30,364)	(135,395)	(170,300)
Commercial loans
Commercial real estate	(8,419)	(21,350)	(15,532)	(42,931)	(91,842)
Commercial and industrial	(302)	—	(12)	(302)	(1,616)
Total commercial loans	(8,721)	(21,350)	(15,544)	(43,233)	(93,458)
Total charge-offs	(47,179)	(87,881)	(45,908)	(178,628)	(263,758)
Recoveries
Consumer loans
Residential first mortgage	2,256	6,687	5,899	14,296	13,031
Second mortgage	348	87	428	825	1,716
HELOC	143	457	44	705	394
Other	470	(80)	448	844	1,055
Total consumer loans	3,217	7,151	6,819	16,670	16,196
Commercial loans
Commercial real estate	3,860	2,159	4,461	7,862	8,797
Commercial and industrial	49	8	33	66	69
Total commercial loans	3,909	2,167	4,494	7,928	8,866
Total recoveries	7,126	9,318	11,313	24,598	25,062
Charge-offs, net of recoveries	(40,053)	(78,563)	(34,595)	(154,030)	(238,696)
Ending balance	$207,000	$243,000	$305,000	$207,000	$305,000
Net charge-off ratio (annualized) (1)	3.96%	6.96%	2.12%	4.60%	4.83%
Net charge-off ratio, adjusted (annualized) (1)(2)	1.30%	3.56%	2.12%	2.65%	4.83%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $26.8 million and $38.3 million related to the sale of non-performing loans and TDRs, during the three months ended September 30, 2013 and June 30, 2013, respectively, and $65.1 million during the nine months ended September 30, 2013.

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Balance, beginning of period	$185,000	$185,000	$161,000	$193,000	$120,000
Provision
Charged to gain on sale for current loan sales	3,719	5,052	6,432	14,588	17,126
Charged to representation and warranty reserve - change in estimate	5,205	28,941	124,492	51,541	231,058
Total	8,924	33,993	130,924	66,129	248,184
Charge-offs, net	(19,924)	(33,993)	(89,924)	(85,129)	(166,184)
Balance, end of period	$174,000	$185,000	$202,000	$174,000	$202,000

Composition of Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

September 30, 2013	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$65,490	$81,087	$146,577
Second mortgage	10,124	8,571	18,695
Warehouse lending	408	—	408
HELOC	8,567	540	9,107
Other	2,130	—	2,130
Total consumer loans	86,719	90,198	176,917
Commercial loans
Commercial real estate	25,331	1,161	26,492
Commercial and industrial	3,407	88	3,495
Commercial lease financing	96	—	96
Total commercial loans	28,834	1,249	30,083
Total allowance for loan losses	$115,553	$91,447	$207,000

June 30, 2013	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$67,264	$110,070	$177,334
Second mortgage	10,870	7,969	18,839
Warehouse lending	721	—	721
HELOC	11,735	3,133	14,868
Other	1,780	—	1,780
Total consumer loans	92,370	121,172	213,542
Commercial loans
Commercial real estate	27,253	69	27,322
Commercial and industrial	2,052	84	2,136
Commercial lease financing	—	—	—
Total commercial loans	29,305	153	29,458
Total allowance for loan losses	$121,675	$121,325	$243,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Non-performing loans	$94,062	$161,725	$254,582	$289,468
Non-performing TDRs	21,104	24,025	60,516	55,396
Non-performing TDRs at inception but performing for less than six months	23,638	72,186	84,728	54,084
Total non-performing loans held-for-investment	138,804	257,936	399,826	398,948
Real estate and other non-performing assets, net	66,530	86,382	120,732	119,468
Non-performing assets held-for-investment, net	205,334	344,318	520,558	518,416
Non-performing loans held-for-sale	3,099	3,351	1,835	2,086
Total non-performing assets including loans held-for-sale	$208,433	$347,669	$522,393	$520,502
Ratio of non-performing assets to total assets (Bank only)	1.74%	2.71%	3.70%	3.48%
Ratio of non-performing loans held-for-investment to loans held-for-investment	3.46%	5.74%	7.35%	6.09%
Ratio of non-performing assets to loans held-for-investment and repossessed assets	5.03%	7.52%	9.36%	7.77%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
September 30, 2013
Consumer loans	$51,176	$18,244	$123,289	$192,709	$3,389,925
Commercial loans	—	208	15,515	15,723	623,582
Total loans	$51,176	$18,452	$138,804	$208,432	$4,013,507
June 30, 2013
Consumer loans	$60,872	$13,421	$194,151	$268,444	$3,849,104
Commercial loans	188	22,736	63,785	86,709	642,049
Total loans	$61,060	$36,157	$257,936	$355,153	$4,491,153
December 31, 2012
Consumer loans	$66,687	$18,578	$313,418	$398,683	$4,700,921
Commercial loans	6,979	6,990	86,408	100,377	737,180
Total loans	$73,666	$25,568	$399,826	$499,060	$5,438,101
September 30, 2012
Consumer loans	$53,919	$26,697	$276,319	$356,935	$4,760,979
Commercial loans	9,563	432	122,629	132,624	1,791,420
Total loans	$63,482	$27,129	$398,948	$489,559	$6,552,399

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Non-performing TDRs at inception but performing for less than six months	Total
September 30, 2013
Consumer loans	$387,671	$21,104	$21,353	$430,128
Commercial loans	268	—	2,284	2,552
Total TDRs	$387,939	$21,104	$23,637	$432,680
June 30, 2013
Consumer loans	$451,097	$24,025	$71,951	$547,073
Commercial loans	—	—	235	235
Total TDRs	$451,097	$24,025	$72,186	$547,308
December 31, 2012
Consumer loans	$588,475	$60,493	$82,695	$731,663
Commercial loans	1,287	23	2,033	3,343
Total TDRs	$589,762	$60,516	$84,728	$735,006
September 30, 2012
Consumer loans	$612,956	$55,222	$51,028	$719,206
Commercial loans	1,329	173	3,057	4,559
Total TDRs	$614,285	$55,395	$54,085	$723,765

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2013		June 30, 2013		September 30, 2012
Description
Valuation gain (loss)
Value of interest rate locks	$87,961	1.05%	$(75,040)	(0.68)%	$97,176	0.73%
Value of forward sales	(217,987)	(2.61)%	166,941	1.51%	(91,329)	(0.68)%
Fair value of loans held-for-sale	63,394	0.76%	(19,336)	(0.17)%	273,270	1.98%
LOCOM adjustments on loans held-for-investment	—	—%	—	—%	—	—%
Total valuation gains	(66,632)	(0.80)%	72,565	0.66%	279,117	2.03%

Sales gains (losses)
Marketing gains, net of adjustments	(52,120)	(0.63)%	28,753	0.25%	218,262	1.57%
Pair-off (losses) gains	197,544	2.37%	48,525	0.44%	(156,520)	(1.13)%
Provision for representation and warranty reserve	(3,719)	(0.04)%	(5,052)	(0.05)%	(6,432)	(0.05)%
Total sales gains	141,705	1.70%	72,226	0.64%	55,310	0.39%
Total gain on loan sales and securitizations	$75,073		$144,791		$334,427
Total mortgage rate lock commitments (gross)	$8,340,000		$12,359,000		$18,089,000
Total loan sales and securitizations	$8,344,737	0.90%	$11,123,821	1.30%	$13,876,627	2.42%
Total mortgage rate lock commitments (fallout adjusted) (1)	$6,605,432	1.14%	$9,837,573	1.47%	$13,972,922	2.39%

	Nine Months Ended
	September 30, 2013		September 30, 2012
Description
Valuation gain (loss)
Value of interest rate locks	$(22,406)	(0.07)%	$158,599	0.86%
Value of forward sales	(55,385)	(0.17)%	(94,645)	(0.68)%
Fair value of loans held-for-sale	131,702	0.41%	571,075	1.52%
LOCOM adjustments on loans held-for-investment	(1,797)	(0.01)%	(21)	—%
Total valuation gains	52,114	0.16%	635,008	1.70%

Sales gains (losses)
Marketing gains, net of adjustments	2,491	0.02%	530,466	1.42%
Pair-off gains (losses)	317,387	0.98%	(396,403)	(1.06)%
Provision for representation and warranty reserve	(14,588)	(0.05)%	(17,126)	(0.05)%
Total sales gains	305,290	0.95%	116,937	0.31%
Total gain on loan sales and securitizations	$357,404		$751,945
Total mortgage rate lock commitments volume	$32,835,000		$50,489,000
Total loan sales and securitizations	$32,291,437	1.11%	$37,483,736	2.01%
Total mortgage rate lock commitments (fallout adjusted) (1)	$26,291,422	1.36%	$38,045,108	1.98%

(1)
Fallout adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout adjusted mortgage rate lock commitments.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2013		June 30, 2013		September 30, 2012
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$2,156,966	4.14%	$2,630,309	3.38%	$3,301,860	3.70%
Loans repurchased with government guarantees	1,364,949	3.61%	1,540,798	3.43%	2,070,813	2.98%
Loans held-for-investment
Consumer loans (1) (2)	3,412,909	4.06%	3,845,503	4.08%	4,717,672	4.32%
Commercial loans (1)	637,711	3.85%	669,253	4.18%	1,815,897	3.67%
Total loans held-for-investment	4,050,620	4.03%	4,514,756	4.10%	6,533,569	4.14%
Investment securities available-for-sale or trading	295,923	1.98%	240,296	3.06%	505,361	3.89%
Interest-earning deposits and other	2,695,959	0.25%	2,385,786	0.25%	1,065,314	0.25%
Total interest-earning assets	10,564,417	2.98%	11,311,945	3.01%	13,476,917	3.54%
Other assets	1,775,102		1,649,000		1,680,208
Total assets	$12,339,519		$12,960,945		$15,157,125
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$394,418	0.18%	$395,137	0.21%	$364,612	0.27%
Savings deposits	2,815,893	0.60%	2,627,166	0.73%	1,768,897	0.65%
Money market deposits	314,459	0.18%	345,694	0.26%	457,425	0.46%
Certificate of deposits	1,787,318	0.90%	2,353,775	0.91%	3,227,201	1.21%
Total retail deposits	5,312,088	0.65%	5,721,772	0.74%	5,818,135	0.92%
Government deposits
Demand deposits	55,571	0.76%	114,707	0.40%	107,944	0.48%
Savings deposits	163,869	0.27%	169,122	0.29%	291,046	0.55%
Certificate of deposits	303,329	0.29%	413,177	0.44%	375,922	0.64%
Total government deposits	522,769	0.33%	697,006	0.40%	774,912	0.58%
Wholesale deposits	72,141	5.06%	73,910	5.07%	334,595	3.77%
Total deposits	5,906,998	0.67%	6,492,688	0.75%	6,927,642	1.02%
Federal Home Loan Bank advances	2,900,519	3.34%	2,901,102	3.34%	3,561,532	3.03%
Other	247,435	2.67%	248,753	2.65%	248,560	2.81%
Total interest-bearing liabilities	9,054,952	1.58%	9,642,543	1.58%	10,737,734	1.73%
Other liabilities (3)	2,018,300		2,079,615		3,182,980
Stockholder's equity	1,266,267		1,238,787		1,236,411
Total liabilities and stockholder's equity	$12,339,519		$12,960,945		$15,157,125

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes loans that are consolidated variable interest entities (VIEs) and carried at fair value.

(3)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2013		September 30, 2012
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate

Interest-Earning Assets
Loans held-for-sale	$2,795,812	3.40%	$2,892,439	3.87%
Loans repurchased with government guarantees	1,558,495	3.47%	2,053,455	3.24%
Loans held-for-investment
Consumer loans (1) (2)	3,795,003	4.10%	4,781,021	4.35%
Commercial loans (1)	668,189	4.10%	1,802,619	3.95%
Total loans held-for-investment	4,463,192	4.10%	6,583,640	4.24%
Investment securities available-for-sale or trading	294,722	2.44%	644,166	4.21%
Interest-earning deposits and other	2,198,812	0.25%	848,241	0.24%
Total interest-earning assets	11,311,033	3.05%	13,021,941	3.74%
Other assets	1,681,689		1,606,255
Total assets	$12,992,722		$14,628,196
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$392,695	0.21%	$357,715	0.26%
Savings deposits	2,588,468	0.69%	1,736,348	0.74%
Money market deposits	349,016	0.27%	475,477	0.50%
Certificate of deposits	2,353,359	0.90%	3,142,051	1.28%
Total retail deposits	5,683,538	0.72%	5,711,591	0.98%
Government deposits
Demand deposits	89,416	0.49%	100,850	0.49%
Savings deposits	213,403	0.37%	277,970	0.56%
Certificate of deposits	395,499	0.46%	376,628	0.65%
Total government deposits	698,318	0.44%	755,448	0.60%
Wholesale deposits	75,973	5.01%	343,682	3.77%
Total deposits	6,457,829	0.74%	6,810,721	1.08%
FHLB advances	2,968,308	3.28%	3,884,049	2.82%
Other	247,435	2.68%	248,577	2.83%
Total interest-bearing liabilities	9,673,572	1.57%	10,943,347	1.74%
Other liabilities (3)	2,092,467		2,524,818
Stockholder's equity	1,226,683		1,160,031
Total liabilities and stockholder's equity	$12,992,722		$14,628,196

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Excludes loans that are consolidated variable interest entities (VIEs) and carried at fair value.

(3)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Pre-tax, pre-credit-cost revenue
Income before tax provision	$14,492	$61,095	$60,730	$99,194	$141,307
Add back
Provision for loan losses	4,053	31,563	52,595	56,030	225,696
Asset resolution	16,295	15,921	12,487	48,661	70,108
Other than temporary impairment on AFS investments	—	8,789	—	8,789	2,192
Representation and warranty reserve - change in estimate	5,205	28,940	124,492	51,541	231,058
Write down of transferor interest	—	—	118	174	1,771
Total credit-related costs	25,553	85,213	189,692	165,195	530,825
Pre-tax, pre-credit-cost net revenue	$40,045	$146,308	$250,422	$264,389	$672,132

Efficiency ratio (credit-adjusted)
Net interest income (a)	$42,685	$47,096	$73,079	$145,448	$223,290
Non-interest income (b)	134,296	219,959	273,737	539,198	735,448
Add: Representation and warranty reserve - change in estimate (d)	5,205	28,940	124,492	51,541	231,058
Adjusted income	182,186	295,995	471,308	736,187	1,189,796
Non-interest expense (c)	158,436	174,397	233,491	529,422	591,735
Less: Asset resolution expense (e)	(16,295)	(15,921)	(12,487)	(48,661)	(70,108)
Adjusted non-interest expense	$142,141	$158,476	$221,004	$480,761	$521,627
Efficiency ratio (c/(a+b))	89.5%	65.3%	67.3%	77.3%	61.7%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d)))	78.0%	53.5%	46.9%	65.3%	43.8%

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$205,334	$344,318	$520,558	$518,416
Tier 1 capital (1)	1,402,423	1,390,582	1,295,841	1,379,701
Allowance for loan losses	207,000	243,000	305,000	305,000
Tier 1 capital + allowance for loan losses	$1,609,423	$1,633,582	$1,600,841	$1,684,701
Non-performing assets / Tier 1 capital + allowance for loan losses	12.8%	21.1%	32.5%	30.8%

Mortgage servicing rights to Tier 1 capital ratio	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Mortgage servicing rights	$797,029	$729,019	$727,207	$710,791	$686,799
Tier 1 capital (to adjusted total assets) (1)	1,402,423	1,390,582	1,318,770	1,295,841	1,379,701
Mortgage servicing rights to Tier 1 capital ratio	56.8%	52.4%	55.1%	54.9%	49.8%

(1)Represents Tier 1 capital for Bank.